EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made on the 24 day of July, 2019 between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida (“Iradimed” or “Company”), and Leslie McDonnell (“Executive”).

WITNESSETH:

WHEREAS, Iradimed desires to employ Executive upon the terms and conditions hereinafter stated, and;

WHEREAS, Executive wishes to be employed by Iradimed on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:

1.
Employment.  Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed, for the period and upon the terms and conditions contained in this Agreement, beginning the 19th day of August 2019 (the “Hire Date”).

2.
Title and Duties.  Executive is being hired to serve Iradimed as President and CEO.   Executive will report to the Board of Directors and shall have such authority and responsibilities as delegated or assigned from time to time by the Board.  Executive shall primarily be responsible for all business aspects including Sales/Marketing, Production, including logistics, Quality/Regulatory, Accounting & Finance, including Human Resources, Product Development, including life cycle strategies and maintenance thereof.  Executive shall apply her previously acquired knowledge of medical device businesses to guide the growth of the Company while meeting revenue and earnings goals, and all quality/regulatory requirements.

3.	Term. This Agreement shall commence as of the date hereof and shall continue until terminated in accordance with Sections 7 and 8 below (the “Term”).

4.	Policies. Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full-time Executives.

5.
Extent of Services.  Executive shall devote substantially all of her entire business and professional time and attention to the faithful and diligent performance of Executive’s duties hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance

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of such services either directly or indirectly without the prior written consent of Iradimed.  Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to Iradimed’s Board of Directors, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

6.	Compensation.

(a)
Base Salary.  The Company shall pay Executive a minimum annual salary of four hundred thousand dollars ($400,000), or in the event of any portion of a year, a pro rata daily amount of such annual salary.  Executive’s salary will be payable as earned in accordance with the Company’s customary payroll practice and subject to tax withholdings as applicable and required by law.  Executive shall also be annually reviewed and eligible for merit increases as warranted by performance. Merit increases shall be based on Executive’s base salary and subsequent performance review(s), beginning December 31, 2020 and each year thereafter while Executive is employed by the Company.

(b)
Annual Bonus.  Executive shall be eligible each fiscal year to receive cash bonus compensation based upon attaining specific qualitative and/or quantitative goals as assigned by the Board of Directors with consideration of any special situations in which the Executive may have demonstrated exemplary performance. The target value of such annual cash bonus awards shall be 100% of the then prevailing Base Salary (the “Annual Bonus”). For the period beginning on the Hire Date and ending on December 31, 2019 (the last day of the Company’s 2019 fiscal year), the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction, the numerator of which is equal to the number of days (including weekends and holidays) that the Executive was employed in the applicable fiscal year and the denominator of which is equal to the total number of days in such year.) The Annual Bonus shall be deemed to have been earned by, and payable to the Executive as of the date of the Board of Directors’ determination of the amount of the Annual Bonus, regardless of whether Executive is still employed on the payment date.

(c)
Equity Compensation.  The Company shall provide Executive with a restricted stock unit award (RSU) that will be subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company (the “RSU Grant”).  The RSU Grant will be awarded on the Hire Date, having a

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value of $2,000,000, with the number of shares determined by the price of Iradimed Common Stock at the Nasdaq market closing price the trading day preceding the day of RSU Grant.

The RSU Grant will vest over four years in annual installments, each equal to 25% of the RSU Grant, with the first installment vesting twelve (12) months from the Hire Date, and the second, third and fourth installments vesting respectively 24, 36 and 48 months from the Hire Date.

Additionally, Executive shall receive an option to purchase 50,000 shares of the Iradimed Common Stock that will be subject to the terms, conditions, and vesting schedule of the Iradimed Stock Option Agreement executed by Executive and Company effective on the Hire Date.

(d)
Annual Equity Bonus.  Beginning in the first full calendar year of employment (2020), future equity compensation shall be annually awarded as an RSU grant having a targeted value of $500,000 which may be increased or decreased subject to Executive’s performance against goals as set by the Board of Directors with the number of shares determined in a like manner to that indicated in 6(c) (the “Equity Bonus”).

(e)
Benefits.  Executive will be eligible to participate in Iradimed employee benefit plans that apply to all employees generally, including without limitation, health and dental insurance programs, 401(k) plan, and four weeks (twenty work days) annually of paid personal leave (vacation).

(f)
Relocation Assistance. As Executive shall relocate from Minnesota, Iradimed shall pay, or reimburse Executive for all reasonable relocation expenses incurred by the Executive relating to her relocation to Florida, as set forth in the accompanying letter agreement.

(g)
Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.	Termination By Company.

(a)
Termination For Cause.  Iradimed may terminate Executive’s employment hereunder for “Cause” upon:  (a) any willful breach of any material obligation under this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of her duties as an Iradimed employee; (c) Executive’s conviction of or plea of guilty or nolo contendre to a crime that constitutes a felony under the laws of the United States or any state thereof, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material or financial

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harm to the Company or its affiliates; (d) Executive’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive’s willful, material breach of an Iradimed policy; (f) Executive has not made the greater Orlando area her primary residence within 150 days from the Hire Date.  Executive shall not be terminated under subparagraphs (a) or (f) herein, unless she has received written notice of such breach from the Company’s Board of Directors, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice. In no event shall the Equity Compensation vesting provisions of Section 6(c) become effective until Executive has made the greater Orlando area her primary residence as in (f) above.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon the authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b)
Termination Without Cause.  The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason (as defined in Section 8 below) or by the Company without Cause (as defined by Section 7(a) above).

8.	Termination By Executive.

(a)
Termination for Good Reason. Executive may terminate her employment hereunder by tendering her resignation to Iradimed. Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive’s minimum Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); (b) a reduction in the Executive’s Annual Bonus opportunity (other than a general reduction in Annual Bonus that affects all similarly situated executives in substantially the same proportions); (c) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (c) the relocation of Executive’s place of employment outside of a fifty (50) mile radius from the Company’s current address; (d) any material breach by Iradimed of any material provision of this Agreement or any material provision of any other agreement between the Executive and Iradimed; (e) Iradimed’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (f) the Company’s failure to nominate the Executive for

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election to the Board and to use its best efforts to have her elected and re-elected, as applicable; (g) a material adverse change in the reporting structure applicable to the Executive. Prior to accepting Executive’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive’s resignation. If the matter is not rectified within fifteen (15) days, Executive’s resignation shall be deemed accepted by the Company.

(b)
Resignation in connection with a Control Transaction.  Executive may resign her position as a consequence of a Control Transaction (a “Change in Control Resignation”) where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 8(c):

(i)
an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive’s authority, responsibilities, title, reporting structure, or duties from, those held by Executive immediately prior to the Control Transaction;

(ii)	a material reduction in Executive’s annual salary or bonus program in effect immediately prior to the Control Transaction;

(iii)	the relocation of Executive’s place of employment outside of a fifty (50) mile radius from the Company’s current address;

(iv)
the failure to provide Executive with a number of paid personal leave days at least equal to the number of paid personal leave days to which he was entitled in the last full calendar year prior to the Control Transaction;

(v)
the failure to provide Executive with substantially the same fringe benefits that were provided to Executive immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Executive’s opinion, substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole;

(vi)	the failure to obtain the express written assumption of, and agreement to, perform the obligations in this Agreement by any successor.

(c)
Control Transaction.  In this Agreement, a “Control Transaction” means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company’s stock in a single transaction or in a series of transactions that are related to the same or related parties. The regular daily trading of the Company’s Common Stock, when aggregated over time, does not constitute a Control Transaction.

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9.	Death or Disability.

(a)
If, during the term of this Agreement, Executive becomes disabled such that she is not able to effectively discharge her duties under this Agreement due to physical or mental incapacity, to perform the essential functions of her job, with or without reasonable accommodation, for a period of one hundred eighty days (180) out of any three hundred sixty-five (365) day period (a “Disability”), Iradimed’s obligations under this Agreement shall cease, except that Executive may participate in any Iradimed-provided group disability benefits in accordance with the terms of those plans. However, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(b)
If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive or the Executive’s estate or beneficiaries, as the case may be shall be entitled to receive the following:

(i)	All accrued Base Salary and vacation time;

(ii)
A lump sum payment of all (A) unpaid Annual Bonuses and (B) the pro-rata Annual Bonus that the Executive would have earned for the fiscal year in which the death or Disability occurs, based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2 ) months following the end of the fiscal year in which the termination occurs.

(iii)	All vested equity grants.

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10.	Consequences of Termination Other than From Death or Disability.

(a)	Compensation.

(i)
In the event that Iradimed terminates Executive’s employment hereunder Without Cause or Executive resigns from Iradimed with Good Reason, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii)  her accrued and unused vacation leave as of the last day worked, (iii) her approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to twelve (12) months Base Salary; (vi) subject to Executive’s timely election to continue her existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide you a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue your existing health benefits under COBRA for twelve (12) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the “COBRA Payment”); and (vii) all unvested equity awards pursuant to Sections 6(c) and (d) above shall be immediately accelerated and deemed vested as of the termination date. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination.

(ii)
In the event that Company terminates Executive’s employment as a result of a Control Transaction or Executive tenders a Change in Control Resignation, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii)  her accrued and unused vacation leave as of the last day worked; (iii) her approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to eighteen (18) months Base Salary; (vi) subject to Executive’s timely election to continue her existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will provide you a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue your existing health benefits under COBRA for eighteen (18) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the “COBRA Payment”); and (vii) all unvested equity awards pursuant to Sections 6(c) and (d) above shall be immediately accelerated and deemed vested. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination.

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(iii)
In the event that Iradimed terminates Executive’s employment hereunder for Cause or Executive resigns without Good Reason, Iradimed shall pay Executive her earned and unpaid Base Salary and her accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Executive. Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

11.	Noncompetition/Nonsolicitation/Confidentiality. Executive agrees to execute a Non-Solicitation, Non-Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

12.
Ownership of Developments.  All information, data, ideas, customer lists or other material which Executive develops or conceives during her employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Executive agrees to assist the Company in every proper way to obtain for the Company’s benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.

13.
Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below.  Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

Leslie McDonnell 2642 104th Ct NE Minneapolis, MN 55449	Roger Susi, Chairman of the Board Iradimed Corporation 1025 Willa Springs Dr. Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

14.
Assignment.  Executive acknowledges that her services are unique and personal and that he therefore may not assign her rights or delegate her duties under this Agreement.  This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

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15.
Waiver.  Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition.  The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

16.
Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.  Section headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

17.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

18.
Severability.  The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law.  This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

19.
Venue and Jurisdiction.  The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

20.
Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.
Named Party Litigation.  In the event that Executive is a named Party with the Company involving Executive’s former employer, Executive shall be represented by the Company’s defense attorneys as Executive.  No cost for such defense shall be borne by Executive.

22.
Legal Fees Incurred in Negotiating the Agreement.  Iradimed shall pay or the Executive shall be reimbursed for fifty percent (50%) of Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum reimbursement of $3,500.00 provided that any such payment shall be made on or before September 1, 2019.

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fees incurred in negotiating and drafting this Agreement up to a maximum reimbursement of $3,500.00 provided that any such payment shall be made on or before September 1, 2019.

23.	Section 409A.

(a)
General Compliance.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

(b)
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on

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or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24.
Indemnification.  In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)  During the employment Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi
President CEO Chairman of the Board

EXECUTIVE

/s/ Leslie McDonnell
Leslie McDonnell
Executive

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Non-Solicitation, Non-Compete and Confidentiality Agreement

This Agreement is made as of the 24 day of July, 2019 (“Effective Date”) in favor of Iradimed Corporation a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida 32708 (the “Company”); by Leslie McDonnell whose principal work address is 1025 Willa Springs Dr., Winter Springs, Florida 32708 (“Executive”).  In consideration of Executive’s employment or continued employment with the Company and other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.    Confidentiality.  As a result of employment with Company, Executive has access to confidential material and information belonging to the company including, without limitation, client lists, pricing information, procedure manuals, employee records, client records, sales and marketing techniques, computer programs, the identity of specialized consultants and contractors, and management strategies.  This confidential information was acquired or developed by the Company at considerable expense.  It is therefore, a unique and valuable asset of the Company and its remaining confidential is of extreme importance to Company.  Executive acknowledges that importance of any confidential information made available to or acquired by Executive in the course of employment hereunder to any person, firm, corporation, association or other entity for any reason or purpose.

2.    Non-Solicitation.  If Executive’s employment is terminated for any reason, whether by Executive or by Company, with or without cause, Executive agrees that she will not, for a period of one (1) year after termination of employment, directly or indirectly, for herself or on behalf of any other person or entity, solicit, interfere with, or otherwise endeavor to entice away from the Company any employee, consultant, agent or distributor of the Company or its Affiliates.

 If Executive’s employment is terminated by Executive other than for Good Reason or Executive is terminated by the Company for cause as defined in Executive’s Employment Agreement, Executive agrees, for a period of one (1) year from the last date of employment with Company not to directly or indirectly, for herself or on behalf of any other person or entity, solicit, interfere with, or otherwise endeavor to entice away from the Company any Client/Customer of the Company.  For purposes of this Agreement, the term “Affiliate” shall mean any company that directly or indirectly controls, is controlled by or is under common control with the Company.  For purposes of this Agreement, the term “Client/Customer” shall mean any person or entity that purchased products from or received service of any type from Company during the one (1) year period immediately preceding the last day of Executive’s employment with company and any person or entity that Company has solicited to sell products to or provide service to during the one (1) year period preceding the last day of Executive’s employment with Company.

3.    Non-Competition.  If Executive’s employment is terminated by Executive other than for Good Reason or Executive is terminated by the company for cause as defined in Executive’s Employment Agreement, Executive agrees, for a period of one (1)

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year from the last date of employment with Company not to engage, directly or indirectly, in the same or substantially the same line of business as Company, not to act as an officer, director, shareholder, employee, consultant, agent, proprietor or independent contractor, or provide any services to any person or entity in the same or substantially the same business as Company at the time, and not to engage in any activity which would have the effect of competing with or tending to direct business away from Company.  The foregoing restrictions shall not be construed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising her rights as a shareholder), or seeks to do any of the foregoing.

4.    Non-Disparagement.  It is understood that Executive may not always agree with the policies, procedures and practices of Company.  Executive agrees, however, that it is Executive’s duty to support the Company and its actions and, therefore, agrees that during or after the term of this Agreement, Executive will not publicly criticize or make any defamatory or disparaging remarks or writings about Company, its Affiliates or its or their officers, managers, attorneys or other employees. This section does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s board of directors. The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

5.    Breach and Remedies.  By executing this Agreement, Executive acknowledges that this Agreement is assignable by Company and acknowledges that a breach of this agreement will give rise to irreparable and continuing injury to the Company, and further agrees that the Company or its successors and assigns may obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available to it.  If any court refuses to enforce this Agreement or any provision hereof, because it is more extensive (as to time, geographic area, definition of Client or otherwise) than is necessary to protect the business and goodwill of the company, Executive agrees that this Agreement, or the offending provision, shall be modified to the extent necessary to permit the terms hereof to be enforced in any such legal proceeding.  Executive understands that all obligations under this Agreement shall survive termination or expiration of Executive’s employment with Company.

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6.  Return of Company Property.  On termination of employment, Executive shall immediately deliver all records, customer lists, notes, data memoranda, and equipment of any nature that are in Executive’s possession or under her control and that are the property of the Company or relate to the employment or to the business of the Company.

Agreed and accepted this 24 day of July, 2019.

EXECUTIVE

/s/ Leslie McDonnell
Leslie McDonnell